EXHIBIT 99

   NEWS RELEASE

                         MARQUETTE MEDICAL SYSTEMS, INC.
                         REPORTS THIRD QUARTER EARNINGS
                               OF $0.37 PER SHARE

   Milwaukee, Wisconsin, February 10, 1997 - Marquette Medical Systems, Inc. today reported net income of $5.9 million, or $0.37 per share, for the third quarter ended January 31, 1997. This compares with a net loss of $30.7 million, or $1.89 per share, in the prior year's third quarter. Last year's loss was attributable to a one-time charge of $35.7 million related to the write-off of purchased research and development in-process related to the E for M Corporation, an international medical equipment, software and supplies company serving patient monitoring and cardiology, which was acquired on January 1, 1996. Excluding this charge, the net income in the prior year's quarter was $5.0 million, or $0.31 per share. Net income for the nine-month period ended January 31, 1997 was $14.4 million, or $0.89 per share. This compares with a net loss of $25.6 million in the same period last year. Exclusive of the previously mentioned one-time charge, the net income for last year's nine-month period was $10.1 million, or $0.62 per share.

   Net sales for the third quarter were $137.7 million, an increase of 24.8% from net sales of $110.3 million in last year's quarter. Net sales for the nine-month period increased 44.7% to $399.4 million from $275.9 million last year. All product lines achieved significant growth over last year. The growth is mainly attributable to an expanded product line and to the improved distribution gained in the E for M acquisition.

                                      more
   Third Quarter Earnings - page 2

   Gross profit for the quarter was $67.5 million, an increase of $13.9 million from last year. For the nine-month period, gross profit increased to $194.2 million from $136.1 million last year. In addition, the Company increased its gross margins to 49.0% for the quarter from 48.6% for last year's quarter. This increase is attributable to more efficient utilization of capacity at the Company's manufacturing facilities and the continued benefits associated with the integration of E for M operations into Marquette's operations.

   Operating income increased to $10.6 million for the quarter from $9.6 million for last year's third quarter, excluding the one-time charge recorded last year. For the nine-month period, operating income increased 49.4% to $27.4 million from $18.3 million last year, excluding the one-time charge recorded last year.

   "We continue to experience a strong incoming order rate for all divisions. We attribute the strong orders to both added depth of our product line from the introduction of products at lower price points, and development of products for use in new care areas. In addition, we are continuing to expand our global presence in order to capitalize on the increasing international demand for health care technology." said Timothy C. Mickelson, President.

   Milwaukee-based Marquette Medical Systems (Nasdaq: MARQA) is a leading manufacturer of medical equipment and systems for diagnostic cardiology, patient monitoring and integration of clinical information. Additional information is available at the Company's website, http://www.mei.com.

                                       ###

   FOR FURTHER INFORMATION CONTACT:

        Timothy C. Mickelson               Mary M. Kabacinski
        President                          Chief Financial Officer
        Marquette Medical Systems, Inc.    Marquette Medical Systems, Inc.
        (414) 355-5000                     (414) 355-5000

                         MARQUETTE MEDICAL SYSTEMS, INC.
                       CONSOLIDATED FINANCIAL INFORMATION
                                UNAUDITED (000's)

                                 Three Months Ended       Nine Months Ended
                                    January 31               January 31
                                  1997        1996        1997       1996

   Net sales                    $137,714    $110,309    $399,416   $275,946

   Gross profit                 $ 67,480    $ 53,578    $194,175   $136,062

   Operating income             $ 10,592    $(26,114)   $ 27,374   $(17,372)

   Net Income                   $  5,898    $(30,665)   $ 14,384   $(25,642)

   Per Class A Common Share:

   Net Income                   $    .37    $  (1.89)   $    .89   $  (1.58)

   Shares used in per
     share calculation            16,121      16,255      16,252     16,238

                         MARQUETTE MEDICAL SYSTEMS, INC.
                       CONSOLIDATED FINANCIAL INFORMATION
                                UNAUDITED (000's)

                                    Three Months Ended    Nine Months Ended
                                        January 31          January 31
                                     1997       1996      1997       1996

   Net Sales                       $137,714   $110,309  $399,416   $275,946

   Cost of Sales                     70,234     56,731   205,241    139,884
                                   --------   --------  --------   --------
     Gross profit                    67,480     53,578   194,175    136,062
                                   --------   --------  --------   --------
   Engineering Expenses              12,180      8,961    35,967     25,142

   Selling Expenses                  33,003     26,798    97,246     70,832

   General and Administrative
     Expenses                        11,705      8,233    33,588     21,760

   Purchased In-Process R&D Charge       --     35,700        --     35,700
                                   --------   --------  --------   --------
     Total operating expenses        56,888     79,692   166,801    153,434
                                   --------   --------  --------   --------
     Income (loss) from operations   10,592    (26,114)   27,374    (17,372)

   Interest Expense                   2,480      1,239     6,669      2,474

   Other Income, net                 (1,192)        54    (2,310)      (473)
                                   --------   --------  --------   --------
     Income (loss) before provision
       for income taxes               9,304    (27,407)   23,015    (19,373)

   Provision for Income Taxes         3,406      3,258     8,631      6,269
                                   --------   --------  --------   --------

   Net  Income (Loss)              $  5,898  $ (30,665) $ 14,384  $ (25,642)
                                   ========  =========  ========  =========
   Net Income per Class A
     Common Share                  $    .37  $   (1.89) $    .89  $   (1.58)
                                   ========  =========  ========  =========
   Shares used in per
     share calculation               16,121     16,255    16,252     16,238
                                   ========  =========  ========  =========